UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2014

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34289	04-3474959
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Front Street Worcester, Massachusetts	01608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 459-8100

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Settlement and Standstill Agreement

On March 11, 2014, World Energy Solutions, Inc., a Delaware corporation (the “Company”) entered into a Settlement and Standstill Agreement (the “Agreement”) with Ardsley Advisory Partners and certain of its affiliates (collectively, “Ardsley”) regarding, among other things, the composition of the Company’s board of directors (the “Board”), and Ardsley’s ownership and voting of its shares of the Company’s common stock (“Common Stock”).

Board Size and New Independent Directors

The Company has increased the size of the Board, from five to seven directors, by adding one new directorship to each of Class II and Class III of the Board. Peter A. Londa joins the Board as a Class III director with his term expiring at the 2015 annual meeting of the Company’s stockholders (“2015 Annual Meeting”) and Sean S. Sweeney joins the Board as a Class II director with his term expiring at the 2014 annual meeting of the Company’s stockholders (“2014 Annual Meeting”). Mr. Sweeney will be nominated by the Board as a director-candidate for election at the 2014 Annual Meeting.

The Board has determined that Mr. Londa and Mr. Sweeney are “independent” under applicable NASDAQ definitions and listing rules.

Director Resignation and Additional New Independent Director Nominee

In addition to Sean S. Sweeney a second new independent director will be nominated by the Board for election to Class II of the Board at the 2014 Annual Meeting. To effect an orderly transition and recomposition of the Board consistent with the Agreement, John Wellard, who presently is an incumbent Class II director, has volunteered not to stand for re-election at the 2014 Annual Meeting and has tendered his resignation which will become effective at such meeting. Mr. Wellard’s resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices. Mr. Wellard will continue to serve as a director until the 2014 Annual Meeting and his successor will be recommended to the full Board by its Nominating and Governance Committee with Ardsley’s input and the input of other stockholders who notify the Company that they wish to participate in the selection process.

Resignation of the Chairman of the Board

Dr. Edward Libby has tendered to the Board his resignation as Chairman of the Board. However, such resignation will not become effective until (i) the date of the first meeting of the Board next following the 2014 Annual Meeting (if Dr. Libby is not reappointed as Chairman of the newly constituted Board at such Board meeting) or (ii) December 31, 2014 (if Dr. Libby is reappointed as Chairman of the newly constituted Board at such Board meeting).

Irrespective of Dr. Libby’s resignation as Chairman, he will be re-nominated by the Board as a director-candidate for election at the 2014 Annual Meeting and, if elected, he will continue to serve as a director in Class II of the Board. Dr. Libby’s resignation as Chairman did not result from any disagreement with the Board or the Company’s management with respect to any of the Company’s policies, practices, procedures, strategies or operations.

New Board Committee and Composition of Board Committees

One of the new independent directors will be appointed to the Corporate Governance and Nominating Committee. The Company also has agreed to form a new “Strategic Alternatives Committee” of the Board. The Strategic Alternatives Committee will work with management and the Company’s professional advisors to identify and recommend for the full Board’s review and consideration, potential financial and strategic alternatives to enhance the Company’s revenue and value. The Strategic Alternatives Committee will not have any authority to pursue on behalf of the Company or the full Board any specific transactions. One of the new independent directors will be appointed to the Strategic Alternatives Committee.

Standstill Provisions

Until the 90th day after the 2015 annual meeting of the Company’s stockholders (subject to a shorter period in certain limited circumstances), Ardsley has agreed to certain customary standstill provisions, which include, among other things, agreeing not to initiate, facilitate, support or participate in various activities and transactions regarding the Company, its management and the Board including, without limitation, any stockholder proposal to call a special meeting of the Company’s stockholders or to nominate or elect directors not nominated by the Board or any stockholder proposal (whether binding or precatory) to effect any other business matter, or any “solicitation” activities in respect thereof; forming or participating in any “group” (within the meaning of Section 13(d)(3) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and any unsolicited proposal or offer to acquire the Company, the Common Stock or any of the Company’s assets or businesses, whether by means of merger, business combination, asset purchase, tender or exchange offer, or otherwise. In addition, Ardsley has agreed not to acquire additional shares of Common Stock (including derivatives) if, as a result of such acquisition, it would beneficially own more than 9.9% of the outstanding Common Stock and has further has agreed not to sell any Common Stock it beneficially owns in a private sale transaction if, as a result of such sale, it has reason to know that the purchaser would beneficially own more than 9.9% of the outstanding Common Stock. During the standstill period, Ardsley will affirmatively vote its shares “for” the election of all director-candidates nominated by the Board.

Ardsley will be permitted to vote its shares of Common Stock, in its discretion, with respect to any definitive agreement entered into or announced by the Company that provides for a merger, business combination, sale of substantially all of the Company’s assets or any similar extraordinary corporate transaction that requires stockholder adoption under applicable law or the Company’s certificate of incorporation. Ardsley similarly will be permitted to tender its shares of Common Stock into any tender or exchange offer commenced by any third party (not affiliated with Ardsley) to the extent such offer is not commenced in violation of the standstill provisions of the Agreement.

Compensation of Outside Directors

The Company’s compensation plan for its independent directors has been amended to provide that all non-employee directors of the Company will receive, in addition to any other compensation payable under such plan, a $35,000 annual retainer fee (which will be prorated for 2014), payable in the form of restricted Common Stock. Such restricted Common Stock will vest over a period of four quarters in equal amounts.

Under the Agreement, the Company and Ardsley have also agreed to certain customary mutual releases of claims.

The foregoing description of Agreement is qualified in its entirety to the full text of the Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The text set forth above under Item 1.01 is incorporated into this Item by reference.

On March 11, 2014, the vacancies created by the increase in the size of the Board pursuant to the Agreement were filled pursuant to the Agreement by Mr. Peter Londa and Mr. Sean S. Sweeney.

Peter A. Londa, age 41, was most recently the CEO of BPL Global, a leading smart grid technology company. BPL Global was acquired by Danaher Corp. in 2013. Prior to serving as CEO of BPL Global, Mr. Londa was the Company’s CFO and Executive Vice President of Corporate Development. Mr. Londa joined BPL Global in 2007 after a career in investment banking with The Chart Group, L.P., where he served as Director of Investment Banking from May 2004 through December 2007. Mr. Londa is a seasoned sales and business development executive and has successfully evaluated, negotiated and developed numerous investments and partnerships with major energy consumers globally. Mr. Londa received his B.A., J.D. and M.B.A. from Emory University. Mr. Londa’s deal making skills and deep understanding of utility and energy markets make him a unique and valuable asset to the Board.

Sean S. Sweeney, age 56, is currently an international marketing consultant for Tokio Marine Management & Insurance Companies. Prior to this role, Mr. Sweeney served as President and CEO of Philadelphia Insurance Companies, a global, publicly-traded insurance business which traded on the NASDAQ from 1993 until 2008, when it was acquired by Tokio Marine Holdings. Prior to serving as President and CEO of Philadelphia Insurance Companies, Mr. Sweeney held several positions of increasing responsibility including Chief Marketing Officer and President of the company’s brokerage division. In addition, during his tenure at Philadelphia Insurance Companies, Mr. Sweeney successfully opened and integrated twenty-one sales offices, which increased the company’s revenues from $96 million to $2.2 billion. Mr. Sweeney currently serves on the Board of Directors of Fortegra Financial Corporations, a publicly traded company, and previously served on the Board of Directors of each of Tokio Marine North America and Philadelphia Insurance Companies. Mr. Sweeney received his B.S. from University of Mount Union and his M.B.A. from St. Joseph University. Mr. Sweeney’s extensive executive and public board experience make him a valuable asset to the Board.

Item 8.01.	Other Events.

On March 12, 2014, the Company issued the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date: March 13, 2014	By:	/s/ James F. Parslow
James F. Parslow
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Settlement and Standstill Agreement by and among World Energy Solutions, Inc., and Ardsley Advisory Partners and certain of its affiliates, dated March 11, 2014.

99.1	Press Release dated March 12, 2014.